CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) by and between Highland Bankshares, Inc., a Virginia corporation (the “Company”), Highlands Union Bank, a Virginia state-chartered bank and wholly owned subsidiary of the Company (the “Bank” and, together with the Company, the “Employer”), and [________], a resident of [________] (the “Executive”), is made and entered into as of the [__] day of [___], 2019 (the “Effective Date”).

W I T N E S S E T H :
WHEREAS, the Executive is a key employee of the Employer, and the Employer desires to provide the Executive with certain additional compensation and benefits in the event that a Change in Control (as defined herein) of the Employer occurs; and
WHEREAS, in accordance with the foregoing, the Employer will make a severance payment to the Executive if the Executive’s employment is terminated by the Executive for Good Reason or by the Employer other than for Cause (as such terms are defined herein) following a Change in Control, all as specifically set forth in this Agreement;
NOW, THEREFORE, in consideration of the above premises, the promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:
1.    Certain Definitions.
(a)    “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.
(b)    “Business” shall mean the operation of an insured depository institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services.
(c)    “Cause” shall mean termination because of the Executive’s (i) commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), or any act or practice which the Company’s or the Bank’s Board of Directors shall, in good faith, deem to have resulted in the Executive’s becoming unbondable under the Employer’s or any Affiliate’s fidelity bond; (ii) willful engagement in misconduct which is deemed by the Board of Directors, in good faith, to be materially injurious to the Employer or any of its Affiliates, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Employer or any of its Affiliates and competing with the Employer or any of its Affiliates, or soliciting employees, consultants or customers of the Employer or any of its Affiliates in violation of law or any employment or other agreement to which the Executive is a party; or (iii) willful and continued failure or habitual neglect to perform his duties with the Employer or any of its Affiliates substantially in accordance with the operating and personnel policies and procedures of the Employer or its Affiliate generally applicable to all their employees. For purposes of this Agreement, no act or failure to act by the Executive shall be deemed be “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employer and/or any Affiliate. “Cause” under either (i), (ii) or (iii) shall be determined by the Board of Directors. The determination of “Cause” may be made by the Company’s or Bank’s Board of Directors solely for purposes of this Agreement and without regard to any other purpose of the Company.

(d)    “Change in Control” shall mean as defined in the Company’s 2018 Restricted Stock Plan as set forth in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 30, 2018, and the award agreements entered into under such plan.

(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f)    “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.
(g)    “Good Reason” shall mean good reason as defined by Treasury Regulation § 1.409A-1(n)(2)(ii); provided Treasury Regulation § 1.409A-1(n)(2)(ii)(A)(2)-(4) shall be excluded in the event [(i) the Executive is offered a position as [_____], or equivalent or higher position, by the acquiring entity immediately following a Change in Control, or (ii)] The bracketed language is not included in Gray’s change in control agreement. if the Executive does not provide a Notice of Termination within one business day following a Change in Control, then, effective upon a Change in Control, the definition of “Good Reason” shall exclude Treas. Reg. § 1.409A-1(n)(2)(ii)(A)(2)-(4).

(h)    “Customer” shall mean any person or entity that has an account with, loan from, an investment or deposit with the Employer or any of its Affiliates, or that has received or used other financial or investment products or services from the Employer or any of its Affiliates at any time within the twelve (12) months immediately prior to the date of termination of the Executive’s employment.
(i)    “Notice of Termination” shall mean a written notice of termination from the Executive to the Employer which specifies an effective date of termination, indicates the specific reason for termination, and sets forth the Good Reason event which, except as required in Section 1(g) to be provided more promptly, shall have occurred no more than 90 days prior to the date of the notice and provides the Employer not less than 30 days to remedy the condition.

(j)    “Prospect” shall mean any person or entity who has not previously done business with the Employer or its Affiliates, but who had one or more communications with Executive within the six (6) months immediately before the Executive’s end of employment with the Employer where such person or entity applied for a loan, inquired about establishing an account or making an investment, or otherwise had discussions with Executive about utilizing or obtaining service(s) and/or product(s) offered by the Employer or its Affiliates.

(j)    “Terminate,” “terminated,” “termination,” or “termination of employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

(k)    “Territory” shall mean a radius of 30 miles from the main office or any branch office of the Employer; provided, however, if the Executive does not provide a Notice of Termination within one business day following a Change in Control, then, effective upon a Change in Control, the “Territory” shall include the main office or any branch office immediately following a Change in Control.
2.    Term. The initial term of this Agreement shall be for a one (1) year period beginning on the execution date of this Agreement and ending on the one (1) year anniversary thereof. This Agreement will automatically renew for subsequent one (1) year periods (each a “Renewal Period”) unless, at least 30 days prior to the beginning of a Renewal Period, the Employer shall give notice to the Executive that this Agreement shall not be so renewed. Upon proper notice that the Agreement in place will not be renewed, the Employer may, at its own discretion, elect to offer the Executive a revised Change in Control Agreement. Notwithstanding anything herein the contrary, this Agreement shall terminate one (1) year after a Change in Control.
3.    Terms of At-Will Employment.
(a)    Executive and the Employer acknowledge that the employment of the Executive by the Employer is “at will” and Executive shall have no rights to continued employment under this Agreement.
(b)    Notwithstanding the at-will nature of Executive’s employment, during the term of the Executive’s employment by the Employer the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive by the Board of Directors, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
4.    Change in Control Payment; Release of Claims.
(a)    Upon the termination of the Executive’s employment by (i) the Executive for Good Reason upon delivery of a Notice of Termination to the Employer, or (ii) the Employer other than for Cause, in each case simultaneously with or within one year after the occurrence of a Change in Control, the Employer shall pay the Executive (or in the event of his death during the term of this Agreement, his estate) in cash within 60 days of the date of termination, severance compensation in an amount equal to $[current annual salary times 1.0]; provided, however, that such amount shall be reduced by the aggregate amount of any salary and bonus paid by the Employer to the Executive for any services provided by the Executive that were performed during the time period that begins at the date of a Change in Control and ends on the day of the termination of the Executive’s employment. In addition, the foregoing shall be in addition to any other rights that the Executive may be entitled to under any other agreements with, or benefit plans (health, welfare, PTO retirement, etc.) of, the Employer.
(b)    Within 60 days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to make any payment hereunder, the Employer and the Executive shall enter into a mutually satisfactory form of release which shall acknowledge such remaining obligations and discharge both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination. As a further condition to the Employer’s obligation to make any payment hereunder, the Executive may not revoke such release within the revocation period stated in such release and, if the Executive revokes such release, the Executive hereby agrees to pay over, retransfer and redeliver to the Employer any sums paid by the Employer to the Executive pursuant to this Agreement. Further provided that, if such severance payment is made by the Employer, and if the 60 day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent taxable year.

5.    Restrictive Covenants. In exchange for the promises contained herein, and the consideration described in this Agreement, including the payments under Section 4, the Executive agrees as follows, assuming payment is made to the Executive under Section 4 hereof:
(a)    No Solicitation of Customers. If the Executive's employment with the Employer is terminated within 12 months following a Change in Control, then for a number of months equal to the quotient of the change in control payment under Section 4 of this Agreement divided by the Executive’s monthly base pay (the “Restricted Period”), the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any Customer or Prospect. For purposes of this Section 5, “indirectly” means that the Executive cannot accomplish something through another that he or she would be prohibited from doing under this Agreement.
(b)    No Recruitment of Personnel. If the Executive's employment with the Employer is terminated within 12 months following a Change in Control, then during the Restricted Period, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. For purposes of this Section 5, “indirectly” means that the Executive cannot accomplish something through another that he or she would be prohibited from doing under this Agreement.
(c)    Non-Competition Agreement. If the Executive's employment with the Employer is terminated within 12 months following a Change in Control, then during the Restricted Period, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, an institution entity engaging in the same “Business” of Employer as defined herein, or holding company therefor if such entity or its holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory. For purposes of this Section 5, “indirectly” means that the Executive cannot accomplish something through another that he or she would be prohibited from doing under this Agreement.
(d)    Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Employer and impose a reasonable restraint on Executive in light of the activities and business of Employer on the date of the execution of this Agreement.
(e)    Consideration; Remedies for Breach; Non-Waiver. Executive acknowledges and agrees that valid consideration has been given to Executive by Employer in return for the promises of Executive set forth herein. Executive recognizes and agrees that a breach by Executive of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Employer. In the event of a breach or threatened breach of any covenant contained herein, Employer shall be entitled to temporary and permanent injunctive relief, restraining Executive from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Employer, including attorneys’ fees, as a result of Executive’s breach or threatened breach of the covenant. Employer and Executive agree that the relief described herein is in addition to such other and further relief as may be available to Employer at equity or by law. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach of threatened breach, including the recovery of damages from Executive. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered a waiver of such provisions or rights or in any way otherwise affect the validity of this Agreement.
6.    Compliance with Section 280G. The parties intend that the severance payments provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute

“excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder. If tax counsel appointed by the Employer determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax. The Payment shall be reduced, if applicable, by the Employer in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code.
7.     Compliance with Section 409A. All payments that may be made pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Section 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9), if applicable. Each payment made under Section 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all separation payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.
8.    Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Executive agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Employer. In the event that the Employer is subject to Part 359 of the FDIC Rules and Regulations (12 C.F.R. § 359, et seq.), any payment to be paid pursuant to Section 4 will be made only as permitted by applicable federal regulations.
9.    Miscellaneous.
(a)    Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Virginia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Commonwealth of Virginia.
(b)    Successors.
(i)This Agreement is personal to the Executive and without the prior written consent of the Employer shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(ii)This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. This Agreement shall not be terminated by any merger or consolidation whether or not the Employer is the consolidated or surviving depository institution or corporation or by transfer of all or substantially all of the assets of the Employer to another such institution or corporation if there is a surviving or resulting institution or corporation in such transfer.
(c)    Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(d)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery (which shall include delivery via Federal Express or UPS) to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

[___________]

If to the Employer:

Highlands Bankshares, Inc.
Highlands Union Bank
340 West Main Street
Abingdon, Virginia 24210
Attn: Robert W. Moser, Jr., Chairman of the Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(e)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect

(f)    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.
(g)    Withholding. The Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(h)    Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein. This Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
(i)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
(j)    Confidentiality. Without the prior written consent of the Employer, Executive shall not disclose the contents of this Agreement, including the amount of the monetary payments, except to Executive's (a) spouse, (b) attorney(s), (c) accountant(s) and/or tax preparer(s), (d) as may be required by law, or (e) as necessary to enforce the terms of this Agreement. Executive shall notify anyone to whom the terms of this Agreement are disclosed of the confidentiality provision of this Agreement.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Change in Control Agreement as of the date first above written.

HIGHLANDS BANKSHARES, INC.
ATTEST:
By: ____________________________	By: ____________________________

Name:	Name:

Title:

HIGHLANDS UNION BANK
ATTEST:
By: ____________________________	By: ____________________________

Name:	Name:

Title:

EXECUTIVE